UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2014, the Board of Directors (the “Board”) of BioScrip, Inc. (the “Company”) appointed Thomas Pettit as Senior Vice President and Chief Operating Officer of the Company. Mr. Pettit, age 45, will succeed Richard Jenkins, who has served as the Interim Chief Operating Officer of the Company since November 2013. On July 18, 2014, Mr. Jenkins resigned from the Interim Chief Operating Officer position, effective immediately. Mr. Jenkins will remain as a consultant with the Company following his resignation.

Prior to joining the Company, Mr. Pettit served as Senior Vice President and General Manager of the Supply Chain Solutions business segment at Ryder System, Inc., a logistics and distribution services provider, from 2013 to 2014. From 2008 to 2013, he served as Vice President of Global Operations and Supply Chain at Pentair, Inc., a commercial and residential water products and services company. From 2005 to 2008, Mr. Pettit served as Vice President of Finance for ADC Telecommunications, Inc. Previously, Mr. Pettit worked in various roles for General Electric Company, McKinsey & Company, Inc. and the U.S. Army Corps of Engineers. Mr. Pettit holds a bachelor’s of science degree with a major in economics from the United States Military Academy at West Point and a master’s degree in business administration from the University of Hawaii. There are no family relationships between Mr. Pettit and any other director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

In connection with the appointment of Mr. Pettit, the Company and Mr. Pettit entered into an offer letter (the “Offer Letter”) dated as of July 18, 2014. The terms of the Offer Letter provide for the employment of Mr. Pettit as the Company’s Senior Vice President and Chief Operating Officer at an initial base annual salary of $415,000, which may be increased (but not decreased) at the discretion of the Board.

Under the Offer Letter, Mr. Pettit will be granted options to purchase 200,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which will vest in three equal amounts at the rate of one-third per year, pursuant to the terms and conditions set forth in the BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Plan”). In addition, under the Offer Letter, after completion of 100 calendar days of employment with the Company and subject to achievement of certain performance milestones to be mutually agreed to by Mr. Pettit and the Company’s Chief Executive Officer during the first ten days of employment, Mr. Pettit will be considered by the Management Development and Compensation Committee of the Board for an additional grant of options to purchase 20,000 shares of Common Stock, which would vest in three equal amounts at the rate of one-third per year and be subject to the terms and conditions of the Plan. The exercise price of such options will be equal to the fair market value of a share of Common Stock on the date of the respective grant.

The Offer Letter is for a two year term unless earlier terminated by the Company or Mr. Pettit. Following expiration of the term of the Offer Letter, Mr. Pettit’s employment with the Company may continue at-will or pursuant to a new employment agreement with the Company. If the Company terminates Mr. Pettit’s employment “without cause” (as defined in the Offer Letter) or if Mr. Pettit terminates his employment for “good reason” (as defined in the Offer Letter), subject to the execution of a waiver and release agreement, Mr. Pettit will be entitled to receive severance payments in the amount of the then annual base salary for a period of one year following the date of termination (or, if the date of termination is prior to July 18, 2015, the period of time equal to one year plus the difference between 365 and the number of calendar days between July 18, 2014 and the date of termination).

The Offer Letter also contains customary provisions regarding, among other things, confidentiality, non-competition and non-solicitation restrictive covenants.

The foregoing summary is qualified in its entirety by reference to the text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

On July 18, 2014, the Company issued a press release announcing the appointment of Mr. Pettit as Senior Vice President and Chief Operating Officer (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly provided by specific reference in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: July 18, 2014		/s/ Kimberlee C. Seah
	By:	Kimberlee C. Seah
Senior Vice President and General Counsel

 Exhibit Index

Exhibit Number	Description

10.1	Offer Letter, dated July 18, 2014, by and between the Company and Thomas Pettit.

99.1	Press Release issued by the Company dated July 18, 2014.